Exhibit 99.4

Factorial Lists on Nasdaq,

Bringing Solid-State Batteries From Validation to Scale

Leading American solid-state battery innovator, backed by global automakers and rapidly expanding into defense & aerospace, robotics, and hyperscale data centers, enters public markets with $1.3 billion equity value

BOSTON. — June 08, 2026 (GLOBE NEWSWIRE) — Factorial Inc. (“Factorial”), a U.S. developer of solid-state battery technology, announced today that it has completed its previously announced business combination with Cartesian Growth Corporation III, a publicly traded special purpose acquisition company. The combined company will operate as Factorial Energy Inc., and its Series A common stock and warrants are expected to begin trading on the Nasdaq Stock Market (“Nasdaq”) under the ticker symbols “FAC” and “FACWW”, respectively, on June 8, 2026.

The transaction implies an equity value of approximately $1.3 billion and provides more than $100 million in gross proceeds to support continued commercialization of Factorial’s next generation batteries for defense & aerospace, hyperscale data centers, and e-mobility.

Factorial enters the public markets with a track record few battery companies match – support from the U.S. national security investment community, real world vehicle integrations, expansion into high-performance drones, and progress toward the first U.S. solid-state production program for passenger vehicles. Factorial’s capital-light commercialization model, built on joint manufacturing partnerships, is designed for rapid, scalable deployment.

“We built Factorial to solve one of the hardest problems in energy – making solid-state real at scale,” said Siyu Huang, CEO of Factorial. “The automotive industry is the most demanding proving ground in the world, and we’ve shown our technology can perform in real cars on real roads. That foundation positions us to scale, providing power to drones, robotics, and next generation energy systems. Listing on Nasdaq gives us the platform to accelerate that work and deliver solid-state technology where it matters most.”

“The team at Factorial is dedicated not just to powering the next generation of drones, robots, e-mobility and energy storage, but to creating long-term shareholder value,” noted Peter Yu, Chairman & CEO of Cartesian Growth Corporation III. “We are proud to anchor the common-equity PIPE and even more excited to open Factorial’s cap table to investors seeking to participate in the company’s brilliant future.”

Factorial’s continuing leadership in solid-state batteries is most recently demonstrated by:

•	Partnerships with top drone integrators across three continents (KULR Technology Group, Inc., Tulip Tech B.V and JRES) to advance next-generation battery integration for electric aviation systems – Q2 2026

•	Strategic investment from IQT supporting expansion into drones and robotics, alongside strategic supply chain partners POSCO Future M and Philenergy – Q1 2026

•	Karma Automotive and Factorial Announce First Solid-State Battery Production Program in the U.S. for Passenger Vehicles – Q1 2026

•	Mercedes-Benz integrated Factorial’s FEST® cells into a lightly modified EQS test vehicle and completed a 1,205 km journey from Stuttgart, Germany to Malmö, Sweden on a single charge – Q3 2025

•	Key technology milestone achieved to unlock demonstration fleet with Stellantis – Q3 2025

•	First to launch a 100Ah+ lithium metal solid-state battery – Q1 2023

Factorial’s visionary management and board have deep knowledge in battery and automotive industries, including a founding team with extensive experience in battery material manufacturing, Executive Chairman Joe Taylor, Former Chairman and CEO of Panasonic North America, and Dieter Zetsche, Former Chairman of the Board of Daimler and Head of Mercedes-Benz Cars.

To commemorate the closing, Factorial will ring the Nasdaq Opening Bell at 9:30 a.m. ET on June 17, 2026. A livestream and replay will be available at https://www.nasdaq.com/marketsite/bell-ringing-ceremony.

Demonstration vehicles and battery cells will be exhibited outside Nasdaq on June 17th from 10:00 a.m. to 11:30 a.m. ET; the vehicles are for display purposes and may not represent final Factorial equipped configurations. Members of the public are invited to attend.

Advisors

Cantor Fitzgerald & Co. served as exclusive financial advisor to Factorial and sole placement agent for the PIPE. Goodwin Procter LLP served as legal advisor to Factorial. Greenberg Traurig, LLP served as legal advisor to Cartesian Growth Corporation III. Thompson Coburn LLP served as legal advisor to Cantor Fitzgerald. The Blueshirt Group served as investor relations advisor to Factorial.

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About Factorial Energy

Factorial Energy (Nasdaq: FAC) is a leading American solid-state battery innovator backed by In-Q-Tel – the not-for-profit strategic investor for the U.S. national security community and America’s allies – and Mercedes-Benz, Stellantis, Hyundai, and Kia. Through its proprietary FEST® and Solstice™ platforms, engineered for scalable manufacturing, Factorial delivers industry-leading performance across defense, space, and energy storage applications. Mercedes-Benz’ real-world road testing in a lightly modified test vehicle achieved over 1,200 km of range on a single charge, while Stellantis-lab testing verified 77 Ah cells demonstrating high energy density, fast-charging, and robust use for energy and power performance across temperature extremes. For more information, visit www.factorialenergy.com.

Forward-Looking Statements

Certain statements in this communication may be considered “forward-looking statements.” Forward-looking statements herein generally relate to future events or the future financial or operating performance of Factorial. For example, Factorial’s expectations regarding future financial performance, manufacturing capabilities and operations, Factorial’s business plans, and other projections concerning key performance metrics or milestones are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “project,” “target,” “plan,” or “potentially” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. While Factorial may elect to update such forward-looking statements in the future, it disclaims any obligation to do so.

Factorial IR Contact: IR@factorialenergy.com

Factorial Media Contact: Factorial@antennagroup.com